Exhibit 99.1

Tesoro Corporation Begins Restart of Martinez Refinery and Updates First Quarter Guidance
SAN ANTONIO - March 27, 2015 - Tesoro Corporation (NYSE:TSO) today announced that the Martinez, California refinery has begun the restart process.
“We are pleased to have reached an agreement with the local union at our Martinez, California refinery and are commencing the restart process today,” said Greg Goff, Chairman and CEO. “The facility should be back to normal operating levels over the next two weeks.”
The Martinez, California refinery was in the final stages of major turnaround maintenance activity when the United Steelworkers Union (USW) issued a strike notice on February 1st. The safest option at that time was to safely idle the remaining operating units and transition to operating the facility as a terminal.
Tesoro has also reached agreements with the local USW at its Carson, California and Anacortes, Washington refineries and employees at those refineries are returning to work. The local unions at the Mandan, North Dakota and Salt Lake City, Utah refineries are expected to vote on their respective contracts over the next few days.
For Tesoro, the strike resulted in higher operating costs than our previous guidance and lower capture rates compared to historical averages across our West Coast system. We currently estimate the California operating costs will be between $7.70 and $7.95 per barrel. The Martinez, California strike and Anacortes, Washington and Salt Lake City turnarounds will negatively impact system capture rates by approximately $1.50 to $2.00 per barrel during the first quarter, and we expect to realize a positive impact to capture rates in the second quarter as we complete the planned turnarounds.
The idling of operations at Martinez resulted in higher crude inventory along with the higher planned inventory ahead of the Anacortes, Washington and Salt Lake City, Utah refinery turnarounds, these inventory builds are expected to result in a use of working capital during the first quarter of 2015. We expect these working capital impacts will reverse in the second quarter, as we restart and come out of turnarounds at our refineries.
Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline(TM) and Tesoro® brands.
This release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations regarding the timing in which our Martinez, California refinery will return to normal operating levels; the timing of voting by unions at our Mandan, North Dakota and Salt Lake City, Utah refineries on their respective contracts; first quarter operating costs for our California refineries; the impact of the strike and turnarounds on our system capture rates during the first and second quarters; and the reversal during the second of the impact of increased inventory levels on working capital. For more information concerning factors that could affect these statements see our annual report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

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